NORTHBROOK LIFE INSURANCE COMPANY
                          (herein called "we" or "us")

                 Amendatory Endorsement for Transfer Limitations



As used in this Endorsement, "Contract" means the Contract or Certificate to which this Endorsement is attached.


The following is added to the Transfers provision in your Contract.

We reserve the right to limit transfer amounts among Sub-accounts of the Variable Account if we determine, in our sole discretion, that the exercise of that right by one or more Contract Owners is, or would be, to the disadvantage of other Contract Owners. Transfer limitations could be applied to transfers to or from some or all of the Sub-accounts and could include but not be limited to:

o    The requirement of a minimum time period between each transfer;

o    Not   accepting   transfer   requests   of  an   agent   acting   under   a
     power-of-attorney on behalf of more than one Contract Owner; or,

o Limiting the dollar amount that may be transferred between the Sub-accounts and the Fixed Account by a Contract Owner at any one time.

Such restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by us to be to the disadvantage of other Contract Owners.

Except as amended, the Contract remains unchanged.









    Secretary                        Chairman and Chief Executive Officer

NLU891                                                             (2/99)

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                        NORTHBROOK LIFE INSURANCE COMPANY
                          (herein called "we" or "us")

                         Death Benefit Combination Rider


As used in this Rider, "Contract" means the Contract or Certificate to which this Rider is attached.

This rider was issued because you selected the Death Benefit Combination and becomes a part of your Contract effective (XX/XX/XX).


The following is added to the Death Benefit provision of your Contract:

I. If the Owner is a Natural Person, the Death Benefit Combination applies only to the death of the Owner. If the Owner is not a Natural Person, the Maximum Death Benefit applies only to the death of the Annuitant. This is unlike the death benefit defined in the Death Benefit provision of your Contract, which may apply to the death of the Annuitant even if the Owner is a Natural Person.

The Death Benefit will be the greatest of the values stated in your Contract, or the value of the Death Benefit Combination.

The Death Benefit Combination is equal to the greater of two separately calculated death benefits, Death Benefit A and Death Benefit B, as defined below.

Death Benefit A

o    On the Rider Date, Death Benefit A is equal to the Cash Value.

o On the first Contract anniversary after the Rider Date, Death Benefit A is equal to Death Benefit A on the Rider Date multiplied by an interest factor representing the portion of the year from the Rider Date to the Contract anniversary after the Rider Date. The interest factor is equivalent to 5% annual increase.

o Death Benefit A will be recalculated on each subsequent Contract anniversary, but not beyond the Contract anniversary preceding the oldest Owner's 85th birthday. Death Benefit A will be equal to Death Benefit A as of the prior Contract anniversary multiplied by 1.05 which results in an increase of 5% annually.

o    For  all  ages,   Death  Benefit  A  will  be  adjusted  on  each  Contract
     anniversary, or upon receipt of a death claim, as follows:

o    Death Benefit A will be reduced by a withdrawal adjustment defined below.

o Any additional purchase payments since the prior Contract anniversary will be added.

Death Benefit B

o    On the Rider Date, Death Benefit B is equal to the Cash Value.

o After the Rider Date, Death Benefit B is recalculated when a purchase payment or a withdrawal is made or on a Contract anniversary as follows;

o For purchase payments for all ages, Death Benefit B is equal to the most recently calculated Death Benefit B plus the purchase payment.

o For withdrawals for all ages, Death Benefit B is equal to the most recently calculated Death Benefit B reduced by a withdrawal adjustment defined below.

o On each Contract anniversary until the oldest Owner, or Annuitant if the Owner is a non-Natural Person, attains age 85, Death Benefit B is equal to the greater of the Cash Value or the most recently calculated Death Benefit B.

o In the absence of any withdrawals or purchase payments, Death Benefit B will be the greatest of the Cash Value on the Rider Date and all Contract Anniversary Cash Values between the Rider Date and the date we calculate the death benefit.


NLU893

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Withdrawal Adjustment

The withdrawal adjustment is equal to (1) divided by (2), with the result multiplied by (3) where:

    (1) = the withdrawal amount.
    (2) = the Cash Value immediately prior to the withdrawal.
    (3) = the most recently calculated Death Benefit A or B, as applicable.


II. The following is added to the Mortality and Expense Risk Charge provision of your Contract: modified as follows:

     o On and after the Rider Date, the maximum annualized Mortality and Expense Risk Charge is increased by 0.24% for this rider.

Except as amended by this rider, the Contract remains unchanged.







 Secretary                     Chairman and Chief Executive Officer